Exhibit 99.1

Contact:
Denise T. Powell
Sr. Director, Corporate Communications
Threshold Pharmaceuticals, Inc.
650-474-8206
dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES AGREEMENT WITH THE FDA ON A SPECIAL PROTOCOL ASSESSMENT FOR PLANNED PHASE 3 TH-302 COMBINATION TRIAL IN ADVANCED SOFT TISSUE SARCOMA

REDWOOD CITY, CA – February 16, 2011 -- Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that the Company reached agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for a Phase 3 randomized trial of TH-302 in patients with soft tissue sarcoma. This pivotal trial is expected to begin in the middle of 2011, and will enroll patients with metastatic or locally advanced unresectable soft tissue sarcoma who have not previously received chemotherapy outside the adjuvant or neoadjuvant setting. The trial is designed to evaluate the efficacy and safety of TH-302 in combination with doxorubicin, compared to doxorubicin alone.

“With this SPA, we have reached agreement with the FDA on the key features of our Phase 3 trial design that will be necessary to support the registration of TH-302,” said Stewart Kroll, Threshold’s Vice President, Biostatistics and Clinical Operations. “The proposed trial is designed to confirm the encouraging results that we have previously reported in our ongoing Phase 1/2 trial of soft tissue sarcoma patients treated with TH-302 in combination with doxorubicin.”

TH-302 Clinical Development Rationale and Strategy
TH-302 has been investigated in over 400 patients with cancer as part of five clinical trials. The TH-302 clinical development program includes an ongoing Phase 1/2 trial in patients with soft tissue sarcoma. As presented at the Connective Tissue Oncology Society meeting in November 2010, fifty-four patients had at least one evaluable post-treatment tumor assessment and 18 of 54 (33%) had a partial response. The median progression free survival was 6.4 months (95% confidence interval: 5.6 to 6.9 months). These data formed the basis for the proposed Phase 3 study of TH-302 and doxorubicin compared to doxorubicin, as covered by the SPA.

In addition, Threshold is pursuing additional clinical trials in patients with solid tumors as well as hematologic malignancies. TH-302 is currently being evaluated in a Phase 2 randomized, controlled combination trial in patients with metastatic or locally advanced pancreatic cancer as well as a Phase 1 open label, monotherapy trial in patients with advanced leukemias.

About the Phase 3 Sarcoma Trial
The Phase 3 trial will be a 450 patient, randomized, open-label, multi-center trial comparing two treatment regimens for patients with metastatic and/or advanced unresectable soft tissue sarcoma who have not received prior doxorubicin. This trial is designed to demonstrate the clinical benefit of TH-302 in combination with doxorubicin compared to doxorubicin alone based on a primary efficacy endpoint of overall survival. The trial includes an interim analysis based on progression-free survival expected to occur about half-way into enrollment and an interim analysis based on overall survival expected to occur at the end of enrollment. Patients will be randomized to receive TH-302 (300 mg/m2 on days 1 and 8 of a 21 day cycle) in addition to the standard dosing schedule of doxorubicin (75 mg/m2 on day 1 of the 21 day cycle) compared to doxorubicin alone. The Company plans to commence the trial in the middle of 2011.

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

About Soft Tissue Sarcoma
Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Soft tissue sarcomas are treated with surgery, chemotherapy and radiation. Usually a combination of these modalities offers the best chance to treat the disease successfully. Doxorubicin and ifosfamide are the most commonly used chemotherapeutic agents in patients with advanced soft tissue sarcoma, but response rates are generally low and toxicity can be significant. The American Cancer Society estimates that 10,520 people were diagnosed with a soft tissue sarcoma in the United States in 2010, and approximately 3,920 people died from the disease.

About Special Protocol Assessments
A Special Protocol Assessment is a written agreement with the FDA on the design and planned analysis for a clinical trial. It is intended to form the basis for a marketing application and may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of new public health concerns.

About Threshold Pharmaceuticals
Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302 and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to raise sufficient funding to conduct the Phase 3 trial of TH-302 for patients with soft tissue sarcoma and to successfully enroll patients in that trial as well as the ongoing clinical trials of TH-302, whether the Company’s clinical trials will show results predicted by the Company’s pre-clinical trials or confirm the results of earlier trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and any unanticipated or increased side-effects observed in patients receiving TH-302. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 4, 2010 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com